PLAN OF ACQUISITION
Equity Income Fund I and
Equity Income Fund
      The Board of Directors of Principal Investors Fund, Inc., a Maryland corporation (the "Fund"), deems it advisable that the Equity Income Fund I of the Fund acquire all of the assets of the Equity Income Fund of the Fund in exchange for the assumption by the Equity Income Fund I of all of the liabilities of the Equity Income Fund and shares issued by the Equity Income Fund I which are thereafter to be distributed by the Equity Income Fund pro rata to its shareholders in complete liquidation and termination of the Equity Income Fund and in exchange for all of the Equity Income Fund's outstanding shares.
      The Equity Income Fund will transfer to the Equity Income Fund I, and the Equity Income Fund I will acquire from the
Equity Income Fund, all of the assets of the Equity Income Fund on the Closing Date and will assume from the Equity Income Fund all of the liabilities of the Equity Income Fund in exchange for the issuance of the number of shares of the Equity Income Fund I determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of the Equity Income Fund In complete liquidation and termination
of the Equity Income Fund   and in exchange for all of the
Equity Income Fund's outstanding shares. The Equity Income Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the Equity Income Fund In proper form prior to the Closing Date shall be fulfilled by the Equity Income Fund. Redemption requests received by the Equity Income Fund thereafter will be treated as requests for redemption of those shares of the Equity Income Fund I allocable to the shareholder in question.
      The Equity Income Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, for the current taxable year through the Closing Date.
      On the Closing Date, the Equity Income Fund I will issue to the Equity Income Fund a number of full and fractional shares of the Equity Income Fund I, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the Equity Income Fund. The aggregate value of the net assets of the Equity Income Fund and the Equity Income Fund I shall be determined in accordance with the then current Prospectus of the Equity Income Fund I as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
      The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-2080 at 2:00 p.m. Central Daylight Time on January 12, 2007, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
      In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the Equity Income Fund I or the Equity Income Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
      As soon as practicable after the Closing, the Equity Income Fund shall (a) distribute on a pro rata basis to the shareholders of record of the Equity Income Fund at the close of business on the Closing Date the shares of the Equity Income
Fund I received by the Equity Income Fund at the Closing in exchange for all of the Equity Income Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
      For purposes of the distribution of shares of the Equity Income Fund I to shareholders of the Equity Income Fund, the Equity Income Fund I shall credit on its books an appropriate number of shares to the account of each shareholder of the Equity Income Fund. No certificates will be issued for shares of the Equity Income Fund I. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Equity Income Fund, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the Equity Income Fund I to be credited on the books of the Equity Income Fund I in respect of such shares of the Equity Income Fund as provided above.
      Prior to the Closing Date, the Equity Income Fund shall deliver to the Equity Income Fund I a list setting forth the assets to be assigned, delivered and transferred to the Equity Income Fund I, including the securities then owned by the Equity Income Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the Equity Income Fund I pursuant to this Plan.


All of the Equity Income Fund's portfolio securities shall
be delivered by the Equity Income Fund's custodian on the
Closing Date to the Equity Income Fund I or its custodian,
either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of the Equity Income Fund I or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the Equity Income Fund's account at its custodian to the Equity Income Fund I's account at its custodian. If on the Closing Date the Equity Income Fund is unable to make good delivery to the Equity Income Fund I's custodian of any of the Equity Income Fund 's portfolio securities because such securities have not yet been delivered to the Equity Income Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and
the Equity Income Fund   shall deliver to the Equity Income Fund
I's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the Equity Income Fund I, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the Equity Income Fund I.
      This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Equity Income Fund and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of the Equity Income Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the Equity Income Fund.
      Except as expressly provided otherwise in this Plan, Principal Management Corporation will pay or cause to be paid all out-of-pocket fees and expenses incurred by the Equity
Income Fund and the Equity Income Fund I in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
	IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or Vice President as of the 12th day of September, 2006.



PRINCIPAL INVESTORS FUND, INC.
on behalf of the following
Acquired Fund:
Equity Income Fund

By:
Ralph C. Eucher, President


PRINCIPAL INVESTORS FUND, INC.
on behalf of the following
Acquiring Fund:
Equity Income Fund I

By:
Michael J. Beer, Executive Vice
President